                                                                    EXHIBIT 4.12

         (1) CAMBRIDGE ANTIBODY TECHNOLOGY GROUP plc or CAMBRIDGE ANTIBODY TECHNOLOGY LIMITED/1/

         (2)      [Executive]


                               SERVICE AGREEMENT

/1/ The Service Contracts of the Chief Executive Officer and the Finance Director are with Cambridge Antibody Technology Group plc. The Service Contracts of the Chief Technology Officer and the Medical Director are with CAT Limited.

                                   CONTENTS

Clause    Subject                                                           Page

1.        Definitions and Interpretation                                    3

2.        Appointment                                                       3

3.        Duties                                                            4

4.        Outside Activities                                                5

5.        Remuneration                                                      5

6.        Expenses                                                          6

7.        Car                                                               6

8.        Holidays                                                          6

9.        Confidentiality                                                   7

10.       Inventions                                                        7

11.       Termination and sickness                                          8

12.       Obligations on termination                                        9

13.       Obligations after termination                                     10

14.       Amalgamation or Reconstruction                                    10

15.       Notices                                                           10

16.       Previous Contracts                                                11

17.       Governing Law                                                     11

18.       Statement of terms of employment                                  11

19.       Waiver                                                            11

20.       Appendix                                                          12

Dated:   10 February 1997


BETWEEN:

(1)               CAMBRIDGE ANTIBODY TECHNOLOGY GROUP plc/CAT Limited;

and

(2)               [EXECUTIVE]


1.     DEFINITIONS AND INTERPRETATION

1.1    In this Agreement the following words shall have the following meanings:-

       "Board"                    :    the board of directors of the Company;

       "Chairman"                 :    the Chairman of the board of directors;

       "Company"                  :    Cambridge Antibody Technology Group plc,
                                       a company incorporated under the laws of England and Wales with registered number
                                       3234033;

       "Executive"                :    [_________];

       "Group"                    :    the Company and any other company which
                                       from time to time is its Subsidiary or
                                       Holding Company or in which the Company
                                       controls not less than 25 per cent of the voting shares;

       "Holding Company"          :    has the same meaning as given to it in
                                       Section 736 of the Companies Act 1985;

       "Remuneration Committee"   :    the Remuneration Committee of the Board;

       "Subsidiary"               :    has the same meaning as given to it in
                                       Section 736 of the Companies Act 1985.

1.2 The headings in this Agreement are for convenience only and are not to be used as an aid to construction of this Agreement.

1.3 References to provisions of statutes, rules or regulations shall be deemed to include references to such provisions as amended, modified or re-enacted from time to time.

2.     APPOINTMENT

2.1 The Company shall engage the Executive and the Executive shall serve the Company as its [___________] or in such other comparable capacity as the Company may from time to time reasonably require, it being understood that this will not result in any reduction in the status of the Executive. The Executive shall also join the Board.

2.2 The employment of the Executive commenced on [_________] and shall continue until terminated as provided in this Agreement.

3.     DUTIES

3.1    The Executive shall:

       3.1.1 except during holidays (Clause 8 of this agreement), unavoidable absence due to sickness, or other imperative cause, or when performing duties under any non-executive directorship approved by the Board under Clause 4 of this agreement, devote the whole of his time and attention and abilities during normal business hours and at such other times as the Company or his duties may reasonably require to the business of the Company and undertake such duties and exercise such powers and authorities in relation to the Company and the business of the Company as the [Chief Executive Officer/Board]2 shall from time to time assign to or vest in the Executive;

       3.1.2 in the discharge of such duties and in the exercise of such powers conform to, observe and comply with all resolutions and directions from time to time made or given by the [Chief Executive Officer/Board];

       3.1.3 report directly to the [Chief Executive Officer/Board] in such a manner and so often as the [Chief Executive Officer/Board] may from time to time require;

       3.1.4 faithfully and diligently serve the Company and use his best endeavours to maintain, extend, develop and promote its interests;

       3.1.5 use his best endeavours to promote the interests and the welfare of the Company and to develop and maintain the business of the Company;

       3.1.6 not engage in any activity which will detract from the proper performance of his duties;

________
/2/ If the Service Contract is with the Chief Executive Officer, then the Board is used, otherwise, the Chief Executive Officer is used.

       3.1.7    at all times perform his duties with proper skill and care.

3.2    The Executive may be required in pursuance of his duties hereunder:

       3.2.1 to perform services not only for the Company but also for any other company in the Group and without further remuneration (except as otherwise approved by the Remuneration Committee and agreed in writing) to accept such offices in other companies in the Group as the Company may from time to time reasonably require and if such offices carry any fee or other remuneration the Executive will immediately pay or direct payment of it to the Company;

       3.2.2 to work at such places within the United Kingdom as the Company may require; and

       3.2.3 to travel to such places whether in or outside the United Kingdom by such means and on such occasions as the Company may from time to time reasonably require, such travel to be in accordance with the terms of the Company's travel policy for the time being.

3.3 Any duties undertaken by the Executive as a director of the Company or any other Company in the Group are subject to the Articles of Association of the relevant company for the time being.

3.4 The Company may at any time after serving or receiving notice to terminate this Agreement suspend the Executive from the performance of his duties and/or exclude him from any premises of the Company or any company in the Group and/or appoint a replacement to perform some or all of his duties instead of him and/or require him to resign as a director of the Company and from any office or appointment held under clause 3.2.1 but salary and other contractual benefits will not cease to be payable or provided by reason only of that suspension and/or exclusion. This clause shall not affect the general right of the Company to suspend the Executive for a limited period not to exceed 20 consecutive working days for the purposes of conducting a disciplinary hearing and/or investigation.

4.     OUTSIDE ACTIVITIES

       Except as a representative of the Company or with the previous written approval of the Chairman the Executive shall not during his full-time employment by the Company be directly or indirectly employed, engaged, concerned or interested in any capacity in any other trade or business (whether paid or unpaid) save as a holder of the legal or equitable interest (as defined by Schedule 13 of the Companies Act 1985) in the shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognised Stock Exchange provided that any such holding shall not exceed three per cent (3%) of the whole or any class of the issued share capital of the company concerned.

       The Board will consider any reasonable request from the Executive to serve as a non-executive director on the board(s) or other companies.

5.     REMUNERATION

5.1 The Company shall pay to the Executive by way of remuneration for his services (less deductions for tax and national insurance contributions) a basic salary of [_____] pounds sterling per annum/3/ to be paid by equal monthly instalments in arrears on the last working day of each month.

5.2 The quantum of the remuneration of the Executive will be reviewed annually by the Remuneration Committee with effect for the first time from 1 October 1997.

5.3 Subject to the Executive satisfying the medical criteria of the insurer and provided that cover is available at a reasonable premium (as determined by the Remuneration Committee) for an individual of the Executive's age, the Company will insure the life of the Executive from year to year during the term of his employment under and on the terms of the Company's Personal Accident Scheme (described in the Company's Employee Benefits Handbook) or any successor scheme. The Company will also provide disability cover under and on the terms of its Income Protection Scheme (described in the Company's Employee Benefits Handbook).

5.4 The Company will contribute ten per cent (10%) of the Executive's basic salary applicable at the time to the Company's Group Personal Pension Scheme. If at any time legislation or regulation limits or prohibits such contribution, the Company will contribute up to the amount permitted and will make available any surplus of the said ten per cent (10%) to the Executive for investment in a pension fund agreed between the Company and the Executive, provided that the total cost to the Company under this clause 5.4 shall not in any circumstances exceed ten per cent (10%) of the Executive's basic salary.

5.5 The Executive shall not, except with the prior approval of the Remuneration Committee, accept any bonus, commission, contract, award, gift in money or in kind from any person in excess of (pound)100 for any single gift and (pound)250 in aggregate in any calendar year, except the Company, as an inducement or reward for any act or forbearance or in connection with any matter of business transacted by or on behalf of the Company.

5.6 The Company shall contribute up to one thousand five hundred pounds ((Pounds)1,500) per annum towards the cost of providing private medical insurance cover, approved by the Company, for the benefit of the Executive and his immediate family.

6.     EXPENSES

_____________
/3/ The salary for each of the directors is disclosed in the text of the registration statement.

6.1 The Executive shall be entitled to be repaid all travelling, hotel and other expenses reasonably and properly incurred by him in the performance of his duties under this Agreement, subject to the production to the Company of supporting vouchers and documents.

6.2 The Executive shall use any credit card or similar facility provided to him by the Company solely for payment of expenses reasonably and properly incurred by him in the performance of his duties under this Agreement.

6.3 The Company shall reimburse to the Executive all of the rental and call charges of a facsimile at his home and the costs of installing and operating a business telephone line at his home for the performance of his duties.

6.4 The Company shall reimburse the Executive his membership fees for agreed professional societies and agreed professional subscriptions.

6.5 The Company shall reimburse the Executive for reasonable legal fees, estate agents' commission, advertising costs, mortgage redemption costs and removal charges incurred by the Executive in relocating himself and his family to the vicinity of the Company's premises if such a move takes place within two (2) years of his joining the Company.

7.     CAR

7.1 The Company shall pay to the Executive a non-pensionable allowance at such rate as the Remuneration Committee may from time to time determine in lieu of the provision to him of a company car. The Executive agrees that he shall procure the availability at all times of a car which is suitable (in terms of age, make, specification and model) for use by him on Company business, that he will ensure that the car is properly insured, maintained and repaired for such use and will forthwith report to the Company any accidents in which he is involved on Company business. The Company will reimburse the Executive for any business mileage at the rate approved by the Inland Revenue for such car.

8.     HOLIDAYS

8.1 The Executive shall be entitled to twenty five (25) working days' holiday (in addition to public holidays) in each holiday year at full salary to be taken at such time or times as may be approved by the [Chief Executive Officer/Chairman]. The Company's holiday year commences 1 January. Holidays not taken (up to a maximum of ten (10) days of the holiday entitlement) may be carried over to the subsequent year. Holiday entitlement during the first year in which the Executive shall have joined shall be on a pro-rata basis.

8.2 Upon termination of the Executive's engagement hereunder (otherwise than in pursuance of clause 11.1 or clause 11.2) his entitlement to holiday will be calculated on the basis of one twelfth (1/12) of his annual holiday entitlement for each completed calendar month of service in the then current holiday year and payment in lieu will be made for any whole day's holiday not taken at the date of such determination. The number of days resulting from this calculation will be multiplied by one two hundred and sixtieth (1/260) of the Executive's annual salary.

9.       CONFIDENTIALITY

9.1 The Executive shall not make use of, divulge or communicate to any person (save in the proper performance of his duties under this Agreement) any of the trade secrets or other confidential information of or relating to the Company or any other company in the Group which he may have received or obtained while in the service of the Company or any other company in the Group. This restriction shall continue to apply after the termination of the employment of the Executive without limit in point of time.

9.2 For the purposes of clause 9, confidential information shall include, but shall not be limited to:

         9.2.1 information relating to any reagents, chemical compounds or biological material being used or developed by the Company or any other company in the Group;

         9.2.2 all technical, biotechnical, biological or biochemical information relating to the research or work being carried out by the Company or any other company in the Group;

         9.2.3 inventions relating to past, existing and future research and/or products;

         9.2.4 lists of customers and suppliers and details of contracts with customers and suppliers of the Company or any company in the Group; and

         9.2.5 information supplied to the Company or any company in the Group or to the Executive in confidence by customers.

9.3      The undertakings in this clause 9 shall not apply to:

         9.3.1 information that at the time it is received or obtained by the Executive is published or otherwise generally available to the public;

         9.3.2 information which after it is received or obtained by the Executive is published or otherwise becomes generally available to the public, otherwise than through any wrongful act or omission on the part of the Executive;

         9.3.3 information rightly acquired from a third party who did not obtain it under a pledge of secrecy to the Company or any other company in the Group;

         9.3.4 information ordered to be disclosed by a court of competent jurisdiction or other wise required by law to be disclosed.

9.4 The obligations of the Executive under this clause 9 shall be in addition to and not in substitution for any implied obligations imposed upon him by law in relation to the use or disclosure of confidential information.

10.      INVENTIONS

10.1 in this clause 10 the words "Intellectual Property" shall include patents, trade marks (whether registered or unregistered), registered or unregistered design, utility models, copyrights (including design copyrights), applications for any of the foregoing and the right to apply for them in any part of the world, discoveries, creations, inventions (or improvements upon or additions to an invention), confidential information, know-how and any research effort relating to any of the foregoing, business names (whether registrable or not), moral rights and any similar rights in any country.

10.2 If the Executive makes, discovers or creates Intellectual Property in the course of his duties under this Agreement the parties agree that, in this respect, the Executive has a special obligation to further the interests of the Company.

10.3 Subject to the provisions of the Patents Act 1977 and the Copyright, Designs and Patents Act 1988, if at any time during his employment under this Agreement the Executive makes, creates or discovers or participates in the making, creation or discovery of any Intellectual Property relating to or capable of being used in the business of the Company or in the business of any other company within the Group, he shall immediately communicate full details of such Intellectual Property to the Company and such Intellectual Property shall be the absolute property of the Company. At the request and expense of the Company, the Executive shall give and supply all such information, data, drawings and assistance as may be requisite to enable the Company to exploit such Intellectual Property to the best advantage and shall execute all documents and do all acts and things which may be necessary or desirable for obtaining patent or other protection for such Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct. The Executive hereby irrevocably waives all moral rights related to the works covered by this Clause 10.3, the copyright of which belongs to the Company.

10.4 The Executive irrevocably appoints the Company to be his attorney in his name and on his behalf to sign, execute or do any such instrument or thing and generally to use his name for the purpose of giving the Company (or its nominee) the full benefit of the provisions of this clause and, in favour of any third party, a certificate in writing signed by any director or the Company Secretary that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

11.      TERMINATION AND SICKNESS

11.1 This Agreement may be terminated immediately by the Company by notice in writing if the Executive shall:

         11.1.1 have committed any breach and after warning in writing either repeated or continued that breach of his obligations hereunder; or

         11.1.2 be involved in any act, matter or thing or engage in any conduct which in the reasonable opinion of the [Chief Executive Officer/Board] might bring the Executive or the Company or any company in the Group into disrepute or might be detrimental to the Company or any company in the Group or their businesses; or

         11.1.3 voluntarily resign as a director of the Company without good cause after having been appointed to that office; or

         11.1.4 be guilty of dishonesty whether or not in connection with or referable to his employment under this Agreement; or

         11.1.5 be convicted of any criminal offence (excluding an offence under road traffic legislation, for which the Executive is not sentenced to any term of imprisonment, whether suspended or not); or

         11.1.6 become of unsound mind or a patient under the Mental Health Act 1983; or

         11.1.7 become unable to pay his debts as they fall due, make any compensation or arrangement with his creditors or become bankrupt; or

         11.1.8 have been disqualified from being a director under the Company Directors Disqualification Act 1986.

11.2 If the Executive shall during the continuance of this Agreement be incapacitated by ill-health or accident from performing his duties hereunder (and he shall if required produce to the Company evidence of such incapacity) for a period or periods aggregating ninety (90) working days or more in any period of twelve (12) months the Company may by written notice to the Executive forthwith or as from a future date specified in the notice discontinue payment in whole or in part of his remuneration and other benefits under clause 5 hereof until such incapacity shall cease or (whether or not his remuneration and benefits shall have been discontinued as aforesaid) terminate this Agreement by giving such notice as the Executive is then entitled to receive under
         Section 86 of the Employment Rights Act 1996. Otherwise the remuneration and benefits shall continue to be payable to the Executive under clause 5 notwithstanding such incapacity but the Company shall be entitled to set off or deduct therefrom the amount of any statutory sick pay and/or sickness related benefit to which the Executive is entitled under Social Security legislation for the time being in force.

         The Company shall not have any liability to pay any benefit to the Executive under any scheme unless it receives payment of the benefit from the insurers of the benefits under the scheme.

11.3 Either party may terminate this Agreement by giving not less than twelve (12) months notice in writing to that effect expiring at any time.

11.4 The Company shall be entitled to pay salary in its absolute discretion in lieu of notice or of an unexpired period of notice. For the avoidance of doubt, this right shall apply where the notice is given by the Company or the Executive. Any payment in lieu of notice shall consist of a sum equivalent to the Executive's basic salary (at the rate applicable at the date notice is given) and including any benefits enjoyed by the Executive at that time, for the notice period or any unexpired period of notice and shall be subject to such deductions for tax and national insurance as the Company is required to make.

11.5 The Agreement shall automatically terminate when the Executive reaches the age of sixty-five (65).


12.      OBLIGATIONS ON TERMINATION

         Upon the giving of notice pursuant to clause 11.2 above or termination of this Agreement for any other reason the Executive shall:

12.1 forthwith or within seven days of a request from the Company resign from office as a director of the Company and all offices held by him in any other companies in the Group and his membership of any organisation acquired by virtue of his tenure of any such office, and should he fail to do so he hereby irrevocably authorises the Company Secretary for the time being in his name and on his behalf to sign any documents and do anything necessary or requisite to give effect thereto; and

12.2 deliver to the Company's premises during normal business hours all property in his possession or under his control belonging to the Company or any other company in the Group including but not limited to keys, security and computer passes, computer hardware, facsimile machines and all documents and other records (whether on paper, magnetic tape or in any other form and including correspondence, lists of clients or customers, notes, memoranda, software, plans, drawings and other documents and records of whatsoever nature and all copies thereof) made or compiled or acquired by the Executive during his employment hereunder and concerning the business, finances or affairs of the Company or any other company in the Group or its clients or customers; and

12.3 execute forthwith stock transfer forms in favour of the Company or any other company in the Group or such nominee as they shall appoint in respect of any nominee shares held by the Executive on behalf of the Company or any company in the Group.

13.      OBLIGATIONS AFTER TERMINATION

13.1 The Executive shall not, so as to compete with the Company or any company in the Group and/or to harm the goodwill of the Company or any company in the Group, during the twelve (12) months after the termination of this Agreement, directly or indirectly, canvass or solicit business from or do business with any customer or supplier of the Company or any company in the Group or any other person with whom the Executive shall have had material dealings in the course of his duties hereunder in the twelve months (12) immediately preceding the termination of this Agreement.

13.2 The Executive shall not, during the twelve (12) months after the termination of this Agreement, directly or indirectly induce or seek to induce any employee of the Company or any company in the Group, who was such an employee at the termination of this Agreement employed in an Executive, Vice Presidential, Managerial or Senior Scientist positionand with whom the Executive shall have had material dealings in the course of his duties hereunder in the twelve (12) months immediately preceding the termination of this Agreement, to leave his or her employment, whether or not this would be a breach of contract on the part of the employee.

13.3 The Executive shall not, during the six (6) months after the termination of this Agreement, carry on or be interested in business in competition with the Company or any company in the Group, whether as principal, agent, director, partner, proprietor, employee or otherwise.

13.4 Each of the restrictions contained in this clause 13 are considered reasonable by the Company and the Executive and are intended to be separate and severable. In the event that any of the restrictions shall be held void, but would be valid if part of the wording thereof were deleted, such restriction shall apply with such deletion as may be necessary to make it valid and effective.


14.      AMALGAMATION OR RECONSTRUCTION

         If at any time the Executive's employment is terminated in connection with any reconstruction or amalgamation of the Company or its subsidiaries (whether by winding up or otherwise) and the Executive receives an offer on terms no less favourable to him overall than the terms of this Agreement from any company involved in such reconstruction or amalgamation, the Executive shall have no claim whatsoever against the Company or any such subsidiary arising out of such termination if he shall have refused to accept such offer of employment. The provisions of this clause are without prejudice to the operation, statute or statutory regulations in appropriate cases.


15.      NOTICES

         Any notice to be given under this Agreement shall be given in writing and may be sent addressed in the case of the Company to its registered office or principal place of business for the time being and in the case of the Executive to him at his last known place of residence or given personally and any notice given by post shall be deemed to have been served at the expiration of forty-eight (48) hours after the same was posted. Notice may also be given by facsimile in which case it shall be deemed to have been served twelve (12) hours after the same was transmitted.

16.      PREVIOUS CONTRACTS

         This Agreement is in substitution for any previous contract of service or for services between the Company or any company in the Group and the Executive which shall be deemed to have been terminated by mutual consent as from the commencement of his engagement hereunder.


17.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with English law.


18.      STATEMENT OF TERMS OF EMPLOYMENT

         The information in this Agreement and Appendix hereto constitutes a written statement of the terms of employment of the Executive in compliance with the provisions of Section 2 of the Employment Rights Act 1996.

19.      WAIVER

         The waiver of any right the Company may have by virtue of this Agreement shall not constitute a continuing or repeated waiver or of any other right.



EXECUTED AS A DEED
BY THE COMPANY
ACTING BY:-                         ..........................
                                    Director

                                    ..........................
                                    Secretary

EXECUTED AS A DEED
BY THE EXECUTIVE:-                  ..........................

                                    Signed


                                    ..........................
                                    Name





WITNESSED BY:-                      ..........................
                                    Signed


                                    Name:


                                    Address:

                                   APPENDIX

(1) Date of Commencement of Period of Continuous Employment - The Executive has been in the employment of the Company (including reckonable service with its subsidiary or associated companies) since [___________].

(2) Rate of Remuneration and the intervals at which it is paid is specified in clause 5.

(3) There are no specific terms and conditions relating to hours of work except as provided in clause 3.1.

(4) The terms and conditions relating to holidays are contained in clause 8 and those relating to sickness are contained in clause 11.2.

(5) The Company operates a pension scheme which the Executive is entitled to join - clause 5.6. A contracting-out certificate is not in force in respect of the Executive's employment.

(6) Particulars as to the length of notice to terminate are contained in clause 11.

(7) There are no disciplinary rules applicable to the Executive except as provided in this Agreement and if the Executive is dissatisfied with any disciplinary decision relating to him he should apply orally or in writing to the [Chief Executive Officer/Board].

(8) Any application for the purpose of seeking redress of any grievance relating to the Executive's employment should be made either orally or in writing to the [Chief Executive Officer/Board].

(9) There are no collective agreements relevant to the employment of the Executive.